Exhibit 10.1

LOAN AGREEMENT

between

METLIFE REAL ESTATE LENDING LLC,
a Delaware limited liability company,
as Lender

and

THE ANDERSONS, INC.,
an Ohio corporation,
as Borrower

FIRST MORTGAGE LOAN
in the amount of
$105,000,000.00

Dated as of November 14, 2019

Loan No. 200349

Certain schedules have been excluded from exhibit 10.1 as they are both not material and competitively harmful if publicly disclosed.

LOAN AGREEMENT
THIS LOAN AGREEMENT (this “Agreement”) is made as of November 14, 2019 by and between THE ANDERSONS, INC., an Ohio corporation (“Borrower”), and METLIFE REAL ESTATE LENDING LLC, a Delaware limited liability company (together with its successors and assigns, “Lender”).
RECITALS

A.Borrower has requested that Lender extend a term loan to Borrower in the original principal amount of One Hundred Five Million and 00/100 Dollars ($105,000,000.00) (the “Loan”), to be secured by certain real and personal property situated in Champaign County, Illinois; Jay County, Indiana; Arenac County, Michigan; Hillsdale County, Michigan; Saginaw County, Michigan; St. Joseph County, Michigan and Fulton County, Ohio, as more particularly described herein.
B.Lender is willing to make the Loan to Borrower, pursuant to and on the terms and conditions set forth in this Agreement, the other Loan Documents and the Indemnity Agreement described herein.
NOW, THEREFORE, in consideration of the Loan, the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.	DEFINITIONS.

For all purposes of this Agreement, all accounting terms used herein and not expressly defined shall have the meanings respectively given to them in accordance with GAAP as it exists at the date of applicability thereof. Except as otherwise expressly provided or unless the context otherwise requires:
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which a Consolidated Financial Covenant Entity (other than Excluded Subsidiaries) (i) acquires any going-concern business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Adjusted Working Capital” means, as of the date of determination, the positive difference, if any, of Consolidated Current Assets minus Consolidated Current Liabilities.
“Affiliate” means any Person other than a Consolidated Financial Covenant Entity (other than any Excluded Subsidiary): (a) that directly or indirectly, through one or more intermediaries, Controls or is Controlled by, or is under common Control with, a Consolidated Financial Covenant Entity (other than an Excluded Subsidiary); (b) that directly or beneficially owns or holds twenty-five percent (25%) or more of any class of the voting equity interest of a Consolidated Financial Covenant Entity (other than an Excluded Subsidiary); (c) twenty-five percent (25%) or more of the voting equity interest of which is owned directly or beneficially or held by a Consolidated Financial Covenant Entity (other than an Excluded Subsidiary); or (d) that is a director, officer, agent or employee of a Consolidated Financial Covenant Entity (other than an Excluded Subsidiary).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Business Day” means any day on which banks are required to be open to carry on their normal business in the State of New York.
“Capital Lease” means any lease of property, real or personal, required to be capitalized on a balance sheet of the lessee at any time in accordance with GAAP.
“Capital Lease Obligation” means the capitalized amount of the rental commitment under a Capital Lease required to be shown on a balance sheet at any time in accordance with GAAP.
“Capitalization” means, on any date of determination, for the Consolidated Financial Covenant Entities, (x) Tangible Net Worth plus (y) Recourse Long Term Debt plus (z) the aggregate of cash and Cash Equivalent Investments in excess of Twenty-Five Million and 00/100 Dollars ($25,000,000.00) (net of all outstanding checks or other debits).
“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of Five Hundred Million and 00/100 Dollars ($500,000,000.00); provided that in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest and (v) shares of money market mutual funds that are rated at least “AAAm” or “AAAG” by S&P or “P-1” or better by Moody’s.
“Change in Control” means (a) as to Borrower, (i) the voting equity interests of Borrower shall cease to be publicly traded, or (ii) more than forty percent (40%) of the voting equity interests of Borrower is owned or Controlled, directly or indirectly by one Person or an affiliated group of Persons, and (b) as to any Subsidiary of Borrower existing as of the Closing Date that is a Consolidated Financial Covenant Entity (other than an Excluded Subsidiary), the voting or controlling equity interests of such Subsidiary shall cease to be Controlled by Borrower.
“Closing Date” has the meaning specified in Section 2.1 hereof.
“Collateral” means the Land and the Facilities, the Equipment, all improvements, fixtures, appurtenances, rights and entitlements thereon and thereto and all other Property and assets, and proceeds thereof, subjected, or intended to be subjected, at any time to the Liens of the Security Instruments.
“Compliance Certificate” means a compliance certificate in substantially the form contemplated by the Primary Credit Agreement.
“Consolidated Current Assets” means, as of the date of determination, the aggregate of all assets which appear as current assets on the consolidated balance sheet for the Consolidated Financial Covenant Entities (other than Excluded Subsidiaries) and would be so classified in accordance with GAAP.
“Consolidated Current Liabilities” means, as of the date of determination, the aggregate of all liabilities which appear as current liabilities on the consolidated balance sheet for the Consolidated Financial Covenant Entities (other than Excluded Subsidiaries) and would be so classified in accordance with GAAP.

“Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income and without duplication, (i) Consolidated Interest Expense, (ii) expense for taxes paid in cash or accrued, (iii) depreciation, (iv) amortization, (v) unusual or non-recurring non-cash expenses, charges or losses incurred other than in the ordinary course of business and (vi) non-cash expenses related to stock based compensation, minus, to the extent included in Consolidated Net Income, (1) unusual or non-recurring income or gains realized other than in the ordinary course of business, (2) interest income, (3) income tax credits and refunds (to the extent not netted from tax expense), and (4) any cash payments made during such period in respect of items described in clauses (v) or (vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred, all calculated for the Consolidated Financial Covenant Entities on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any Reference Period, (i) if at any time during such Reference Period, a Consolidated Financial Covenant Entity shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period a Consolidated Financial Covenant Entity shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period, and with that portion of Consolidated EBITDA corresponding with the subject of such Material Acquisition being determined in accordance with the requirements of this definition.
“Consolidated Financial Covenant Entities” means Borrower and its Consolidated Subsidiaries.
“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Consolidated Financial Covenant Entities calculated on a consolidated basis for such period (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under swaps in respect of interest rates to the extent that such net costs are allocable to such period). For the purposes of calculating Consolidated Interest Expense for any Reference Period, (i) if at any time during such Reference Period a Consolidated Financial Covenant Entity shall have made any Material Disposition, the Consolidated Interest Expense for such Reference Period shall be reduced by an amount equal to the Consolidated Interest Expense (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated Interest Expense (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period a Consolidated Financial Covenant Entity shall have made a Material Acquisition, Consolidated Interest Expense for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period, and with that portion of Consolidated Interest Expense corresponding with the subject of such Material Acquisition being determined in accordance with the requirements of this definition.
“Consolidated Net Income” means, with reference to any period, calculated on a consolidated basis for such period, the net income (or loss) of the Consolidated Financial Covenant Entities prior to giving effect to any deductions for non-controlling interests (which, for the avoidance of doubt, shall be the amount reflected in Borrower’s financial reporting under the “Net income (loss)” line-item).
“Consolidated Subsidiary” means, at any time, any Subsidiary the accounts of which are required at that time to be consolidated in the consolidated financial statements of Borrower, assuming that such financial statements are prepared in accordance with GAAP.

“Contingent Obligation” means any agreement, undertaking or arrangement by which a Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” and “Controlling” have meanings correlative thereto.
“Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.
“Equipment” means all goods, equipment, machinery and related parts and appurtenances, items of personal property located on or used in connection with or for the operation of any Facility or the Land for any purpose, including without limitation grain elevators and agricultural plant nutrient assets, but excluding rolling stock, all as more specifically set forth in the Security Instruments.
“ERISA” has the meaning specified in Section 3.18 hereof.
“Event of Default” has the meaning specified in Section 8.1 hereof.
“Excluded Subsidiary” means any Subsidiary of Borrower listed on the attached Schedule 1(a) as of the Closing Date, as the same may be updated from time to time in accordance with Section 5.1(c) hereof.
“Facility” has the meaning specified in Section 2.3 hereof.
“GAAP” means such accounting principles as, in the opinion of the independent public accountants regularly employed by such Person, conform at such time of determination to generally accepted accounting principles of the United States of America, consistently applied.
“Governmental Authority” means any federal, state, municipal or any other governmental department, commission, board, bureau, agency or instrumentality, whether domestic or foreign.
“Guarantor” has the meaning specified in Section 2.3 hereof.
“Guaranty” has the meaning specified in Section 2.3 hereof.
“Immaterial Reporting Subsidiary” has the meaning specified in Section 5.1(a) hereof.

“Indebtedness” means (i) obligations for borrowed money (including the Obligations under this Agreement and the other Loan Documents), (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property, (vi) Capital Lease Obligations, (vii) obligations as an account party with respect to standby and commercial letters of credit, (viii) Contingent Obligations of such Person, and (ix) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.
“Indemnity Agreement” has the meaning specified in Section 2.3 hereof.
“Land” means the real property commonly described below and more particularly described in the Security Instruments:

•	3515 North Staley Road, Champaign, Champaign County, IL 61822;

•	4678 S 1100 W, Dunkirk, Jay County, IN 47336;

•	4198 S Huron Rd, Standish, Arenac County, MI 48658;

•	313 S Ann St, Reading, Hillsdale County, MI 49274;

•	18413 S Oakley Rd, Oakley, Saginaw County, MI 48649;

•	310 W Third Street, Oakley, Saginaw County, MI 48649;

•	485 S Hemlock Rd, Hemlock, Saginaw County, MI 48626;

•	13600 Anderson Rd, White Pigeon, St. Joseph County, MI 49099; and

•	3822 OH-120, Metamora, Fulton County, OH 43540.

“Legal Requirements” means any and all federal, state, county, regional and local laws, statutes, code, orders, ordinances, governmental rules and regulations, permits and court orders.
“Lien” means any mortgage, deed of trust, lien, pledge, security interest, encumbrance or charge of any kind, whether or not consensual, any conditional sale or other title retention agreement or any Capital Lease.
“Limited Recourse Debt” means, for any date of determination, Indebtedness of any Consolidated Financial Covenant Entity (other than Excluded Subsidiaries) that is borrowed, raised or incurred with respect to the financing of its Transportation Assets in respect of which recourse of such lenders is limited to such Transportation Assets.
“Loan” has the meaning specified in the Recitals.
“Loan Amount” has the meaning specified in Section 2.1 hereof.
“Loan Document(s)” means this Agreement, the Note, the Security Instruments, the Guaranty and all other documents and instruments evidencing, securing or otherwise relating to the Loan including, without limitation, any U.C.C. financing statements, but excluding the Indemnity Agreement, as any of the foregoing may be amended and/or restated from time to time.

“Material Acquisition” means any Permitted Acquisition that involves the payment of consideration by Borrower and its Subsidiaries in excess of One Hundred Million and 00/100 Dollars ($100,000,000.00).
“Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, prospects, assets or financial condition of the Consolidated Financial Covenant Entities taken as a whole, (ii) the ability of Borrower or any Guarantor to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of Lender under the Loan Documents.
“Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property (other than inventory in the ordinary course of business) that yields gross proceeds to Borrower or any of its Subsidiaries in excess of One Hundred Million and 00/100 Dollars ($100,000,000.00).
“Material Indebtedness” means Indebtedness of Borrower or any Guarantor in an outstanding principal amount of Fifty Million and 00/100 Dollars ($50,000,000.00) or more in the aggregate.
“Material Reporting Subsidiaries” means, at the fiscal quarter end with respect to which, pursuant to Section 5.1 hereof, financial statements have been, or are required to have been, delivered by Borrower, as reflected in such financial statements, the Subsidiaries of Borrower that are Consolidated Financial Covenant Entities (a) which in the aggregate contributed more than twenty-five percent (25%) of Consolidated EBITDA, or (b) have in the aggregate assets which represent more than twenty-five percent (25%) of the consolidated gross assets of the Consolidated Financial Covenant Entities. The attached Schedule 1(b) contains a list of the Material Reporting Subsidiaries of Borrower as of the Closing Date.
“Material Subsidiary” means, at the fiscal quarter end with respect to which, pursuant to Section 5.1 hereof, financial statements have been, or are required to have been, delivered by Borrower, as reflected in such financial statements, a Subsidiary of Borrower that is a Consolidated Financial Covenant Entity (a) which contributed more than ten percent (10%) of Consolidated EBITDA, or (b) has assets which represent more than ten percent (10%) of the consolidated gross assets of the Consolidated Financial Covenant Entities. The attached Schedule 1(b) contains a list of each Material Subsidiary of Borrower as of the Closing Date.
“Note” has the meaning specified in Section 2.2 hereof.
“Obligations” means any and all obligations to repay sums at any time loaned or advanced by Lender to or on behalf of Borrower, including, but not limited to, the principal of, and any interest and premium due on, the Note and other sums loaned or advanced pursuant to the terms of this Agreement (including accrued and overdue interest) and the full, prompt and complete performance of all obligations at any time owed by Borrower to Lender pursuant to the Loan Documents, including, without limitation, any and all amounts owed to or advanced by Lender pursuant to any of the Loan Documents or the Indemnity Agreement; all obligations of Borrower to indemnify, defend and hold Lender harmless or to pay fees and expenses as set forth in this Agreement or any other Loan Document or the Indemnity Agreement, and all other obligations or liabilities of any and every kind at any time owed by Borrower to Lender pursuant to the Loan Documents.
“OFAC” has the meaning specified in Section 3.28 hereof.
“Organizational Documents” has the meaning specified in Section 3.4 hereof.
“Overdue Interest Rate” has the meaning specified in the Note.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Permitted Acquisition” means any Acquisition made by a Consolidated Financial Covenant Entity (other than Excluded Subsidiaries); provided that, (a) as of the date of the consummation of such Acquisition, no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, (b) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement that has been (if required by the governing documents of the seller or entity to be acquired) approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any stockholder or director of the seller or entity to be acquired, (c) the business to be acquired in such Acquisition is in the same line of business as Borrower’s or is a line of business that is similar, ancillary or complementary thereto or is a reasonable extension thereof, (d) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained, and (e) with respect to any Acquisition where the aggregate consideration (including, without limitation, any assumption of Indebtedness) in respect thereof equals or exceeds One Hundred Million and 00/100 Dollars ($100,000,000.00), Borrower shall have furnished to Lender a certificate demonstrating in reasonable detail pro forma compliance with the financial covenants contained in Sections 7.1 and 7.2 hereof for such period, in each case, calculated as if such Acquisition, including the consideration therefor, had been consummated on the first day of such period.
“Permitted Encumbrances” means:
(a)Liens for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings in accordance with the terms of this Agreement;
(a)any laws, ordinances or regulations affecting the Property, including, without limitation, any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;
(b)Liens imposed by laws, such as mechanics’ liens and other similar liens, arising in the ordinary course of business which either (i) secure payment of obligations not more than thirty (30) days past due, (ii) are removed of record by bonding or otherwise by the Borrower (or its contractors) in a manner reasonably acceptable to Lender, or (iii) are being contested in good faith by appropriate proceedings in accordance with the terms hereof;
(c)all matters shown on each survey and on the lenders’ title insurance policies delivered in connection with the closing of the Loan as exceptions to Lender’s coverage thereunder;
(d)Liens created by the Loan Documents in favor of Lender;
(e)Leases which (i) are subordinate to the applicable Security Instrument or (ii) are otherwise permitted hereunder;
(f)pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance arrangements;
(g)Liens in respect of customary rights of set off, revocation, refund or chargeback or similar rights under deposit, disbursement or concentration account agreements or under the UCC or arising by operation of law, of banks or other financial institutions where Borrower maintains deposit, disbursement or concentration accounts in the ordinary course of business;
(h)deposits to secure the performance of bids, trade contracts (other than for borrowed money), equipment contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(i)easements, rights-of-way, restrictions and other similar encumbrances entered into in the ordinary course of business which do not in any case materially detract from the value of the Borrower’s interest in the applicable Property subject thereto or materially interfere with the operation of the applicable Property or ordinary conduct of the business of the Borrower;
(j)(i) unsecured trade payables and operational debt not evidenced by a note and (ii) indebtedness incurred in the financing of equipment and other personal property used on or in connection with any Property; provided that any such indebtedness shall be (x) not more than thirty (30) days past due, and (y) incurred in the ordinary course of business;
(k)Liens arising pursuant to applicable law or contract in favor of the financial institutions at which Borrower maintains its deposit accounts;
(l)any interest or title of a lessor or grantor under any leases or subleases or easement or similar agreement entered into by the Borrower in accordance with the terms of this Agreement;
(m)Liens upon Transportation Assets securing Limited Recourse Debt; and
(n)purchase money Liens (including finance leases) upon or in any personal property acquired or held in the ordinary course of business to secure the purchase price of such personal property solely for the purpose of financing the acquisition of such personal property.

“Person” means an individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated organization or a government or any agency or political subdivision thereof.
“Plan” has the meaning specified in Section 3.18 hereof.
“Plan Assets” has the meaning specified in Section 3.18 hereof.
“Primary Credit Agreement” means that certain Credit Agreement executed by and among Borrower, U.S. Bank National Association, a national banking association, and the other Lenders party thereto dated January 11, 2019, or any replacement credit agreement serving as Borrower’s primary operating credit facility, as the same may be amended and/or restated from time to time.
“Property” has the meaning specified in the Security Instruments.
“Rail Group Indebtedness” means certain Indebtedness assigned by Borrower and certain of its Subsidiaries and assumed by the Rail Group Subsidiaries in connection with the Rail Group Reorganization; provided, that at no time shall the aggregate principal amount of the Rail Group Indebtedness exceed Forty-Five Million and 00/100 Dollars ($45,000,000.00).
“Rail Group Reorganization” means, collectively, the transfers from time to time by the Consolidated Financial Covenant Entities (other than Excluded Subsidiaries) of all or substantially all of the Rail Assets of the Consolidated Financial Covenant Entities (other than Excluded Subsidiaries) to the Rail Group Subsidiaries.
“Rail Group Subsidiaries” means, collectively, at any time, those Excluded Subsidiaries identified on Schedule 1(a) as Rail Group Subsidiaries, including any wholly-owned Subsidiaries of such identified Rail Group Subsidiaries (each a “Rail Group Subsidiary”).

“Recourse Debt” means, for any date of determination, any Indebtedness: (a) that is secured by any assets of a Consolidated Financial Covenant Entity (other than any Excluded Subsidiary); or (b) for which a Consolidated Financial Covenant Entity (other than any Excluded Subsidiary) is primarily liable or for which such Consolidated Financial Covenant Entity (other than any Excluded Subsidiary) has incurred or assumed a Contingent Obligation, including, without limitation, any obligation arising as a result of a Consolidated Financial Covenant Entity (other than an Excluded Subsidiary) entering into a guaranty or by acting as a primary or secondary obligor in respect of such Indebtedness; provided, that:

(i)
any Indebtedness borrowed, raised or incurred in respect of Transportation Assets where recourse to a Consolidated Financial Covenant Entity (other than an Excluded Subsidiary) for such Indebtedness extends beyond the applicable Transportation Assets shall constitute Recourse Debt;

(ii)
the portion of any Indebtedness of any Excluded Subsidiary which is guaranteed by a Consolidated Financial Covenant Entity (other than an Excluded Subsidiary), or for which a Consolidated Financial Covenant Entity (other than an Excluded Subsidiary) otherwise provides credit support, shall constitute Recourse Debt;

(iii)	Rail Group Indebtedness owing by the Rail Group Subsidiaries that is guaranteed by Borrower shall not constitute Recourse Debt; and

(iv)	subject to clause (i) above, Limited Recourse Debt of any Person, including the Consolidated Financial Covenant Entities (other than Excluded Subsidiaries), shall not constitute Recourse Debt.

“Recourse Long Term Debt” means (x) the Loan and (y) Recourse Debt of the Consolidated Financial Covenant Entities (other than Excluded Subsidiaries) that is classified as non-current per GAAP, including the current portion thereof, if any.

“Recourse Long Term Debt to Capitalization Ratio” means, as of any date, the ratio of Recourse Long Term Debt to Capitalization.
“Reference Period” means any period of four (4) consecutive fiscal quarters of Borrower.
“Remedial Work” has the meaning specified in the Indemnity Agreement.
“Restricted Payments” means dividends paid on capital stock or distributions with respect to equity interests (in either cash or property), and purchases or redemptions of capital stock or equity interests.
“Security Instruments” has the meaning specified in Section 2.3 hereof.
“Subsidiary” of a Person means (i) (a) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or Controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries or (b) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or Controlled, or (ii) such corporation, partnership, limited liability company, association, joint venture or similar business organization is, as of the applicable determination date, Controlled by such Person.

“Tangible Net Worth” means, for any date of determination, the Consolidated Financial Covenant Entities’ (other than Excluded Subsidiaries’) (a) net worth (including, for the avoidance of doubt, the book value of minority interests), minus (b) the book value of intangible assets, plus (c) the book amount of deferred income, minus (d) the aggregate outstanding principal amount of Recourse Debt (to the extent not already included in the determination of clause (a)). For the avoidance of doubt, Tangible Net Worth shall include the value of an Excluded Subsidiary’s equity (as defined under GAAP) to the extent it is owned directly or indirectly by a Consolidated Financial Covenant Entity. All of the foregoing shall appear in Borrower’s financials as delivered hereunder from time to time.
“Transfer” has the meaning specified in Section 7.6(c) hereof.
“Transportation Assets” means various types of transportation assets including but not limited to locomotives, railcars, maintenance of way equipment, barges, trucking equipment, containers and farm equipment and any leases or lease receivables or accounts or notes receivable related to such assets.
All accounting terms used herein and not expressly defined in this Agreement shall have the meanings respectively given to them in accordance with GAAP as it exists at the date of applicability thereof.

SECTION 2.	LOAN TERMS; SECURITY INTEREST.

1.Loan; Closing. Borrower hereby agrees to borrow from Lender, and Lender, subject to the terms and conditions herein set forth, hereby agrees to lend to Borrower, the Loan in the original principal sum of One Hundred Five Million and 00/100 Dollars ($105,000,000.00) (the “Loan Amount”). No portion of the Loan shall be funded or held by Lender with Plan Assets. The date set forth on the cover page of this Agreement shall be hereinafter referred to as the “Closing Date,” on which date the Loan Amount will be disbursed in full.
2.Note. The Loan is evidenced by, and shall be repaid in accordance with, a Secured Promissory Note in the original face amount of One Hundred Five Million and 00/100 Dollars ($105,000,000.00) executed by Borrower in favor of Lender dated of even date herewith (as amended, restated, extended, renewed, replaced or otherwise modified from time to time, the “Note”).
3.Security. Payment of the Note shall be secured by the following (collectively, the “Security Instruments”): (a) a Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing recorded in each of Champaign County, Illinois; Jay County, Indiana; Arenac County, Michigan; Hillsdale County, Michigan; Saginaw County, Michigan; St. Joseph County, Michigan and Fulton County, Ohio, each executed by Borrower in favor of Lender dated of even date herewith, granting Lender a first priority mortgage lien on, assignment of rents and leases with respect to, the Land and certain grain elevator and plant nutrient facilities located thereon (each, a “Facility”), and certain other Collateral described in such Security Instruments, all as more particularly described in such Security Instruments; and (b) such other assignments, documents and instruments as Lender shall reasonably request to further evidence or perfect its security interests in the Collateral. The Note is also guaranteed by The Andersons Executive Services LLC, an Ohio limited liability company, Lansing Trade Group, LLC, a Delaware limited liability company, The Andersons Plant Nutrient LLC, an Ohio limited liability company, Plant Nutrient Operations LLC, an Ohio limited liability company, and Titan Lansing, LLC, a Delaware limited liability company (each, a “Guarantor” and collectively, “Guarantors”), pursuant to the terms of a Loan Guaranty Agreement executed by Guarantors in favor of Lender dated of even date herewith (the “Guaranty”) and is further supported by a separate and independent Unsecured Indemnity Agreement executed by Borrower and Guarantors in favor of Lender dated of even date herewith (the “Indemnity Agreement”).

SECTION 3.REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants that:
1.Financial Statements. Lender has been furnished with copies of audited consolidated financial statements of Borrower and its Consolidated Subsidiaries, including without limitation Guarantors, as of December 31, 2018, and related consolidated statements of operations and statements of cash flows for the fiscal years ended on said date. Said financial statements, including the related schedules and notes, are complete and correct and fairly present (a) the financial condition of Borrower and Guarantors as of the date thereof, and (b) the results of the operations and changes in financial position of Borrower for the fiscal years ended on said dates, all in conformity with GAAP applied on a consistent basis (except as otherwise stated therein or in the notes thereto) throughout the periods involved.
2.No Material Changes. No event has occurred subsequent to December 31, 2018 that could reasonably be expected to have a Material Adverse Effect.
3.Liens. Schedule 3.3 hereto correctly sets forth all Liens securing Indebtedness of Borrower or otherwise encumbering any of the Collateral, other than Permitted Encumbrances.
4.Organization, Authority and Good Standing; Subsidiaries. The organizational chart attached hereto as Schedule 3.4, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof. A true and complete copy of (a) the Articles of Incorporation of Borrower, and (b) the Amended and Restated Code of Regulations of Borrower, and any and all amendments thereto (such documents being referred to herein as the “Organizational Documents”) have been furnished to Lender. The Organizational Documents are duly and validly executed and delivered and are in full force and effect and binding upon and enforceable against Borrower and its owners in accordance with their respective terms. All necessary actions have been taken to empower and authorize Borrower to execute, deliver and perform the Loan Documents and the Indemnity Agreement. Borrower and Guarantors are duly organized and validly existing limited liability companies or corporations, as the case may be, in good standing under the laws of the states of their respective incorporation or other lawful organization and have full power and authority to own the properties and assets and to carry on the business which they now own and carry on. Borrower and Guarantors are duly qualified and in good standing as a foreign limited liability company or corporation, as the case may be, in each jurisdiction wherein the nature of the property owned or leased by them or the nature of the business transacted by them makes such qualification necessary, except for those jurisdictions in which the failure to qualify, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.Title to Properties. Borrower has good and marketable fee title to the Property subject to Permitted Encumbrances. None of the Consolidated Financial Covenant Entities are obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of the fee simple interest in any of the Land or the Facilities or any other material Collateral, or any interest therein.
6.[Reserved].
7.Licenses, Patents, Copyrights, Trademarks and Trade Names. There is no action, proceeding, claim or complaint pending or threatened in writing to be brought against a Consolidated Financial Covenant Entity (other than an Excluded Subsidiary) by any Person that might jeopardize any of the Consolidated Financial Covenant Entities’ (other than Excluded Subsidiaries’) interest in any licenses, patents, copyrights, trademarks, trade names or applications except those which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
8.Litigation. There are no actions, suits or proceedings (whether or not purportedly on behalf of Borrower) pending or, to the knowledge of Borrower, threatened against or affecting Borrower at law or in equity or before or by any Governmental Authority or arbitrator of any kind, which involve any of the transactions herein contemplated or could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect except as set forth on Schedule 3.8.
9.Compliance with Laws. Neither Borrower nor any of its Subsidiaries is in default or violation of any Legal Requirement, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and for which sufficient funds have not been deposited in escrow to pay, in the event of an adverse judgment, all damages claimed thereunder.
10.Land Use Litigation. There are no pending or, to the knowledge of Borrower, proceedings threatened in writing or written actions to revoke, attack, challenge the validity of, rescind or modify the zoning of the Land, the subdivision of the Land or any building or other permits heretofore issued with respect thereto, or asserting that such zoning, subdivision or permits do not permit the use and operation of each Facility.
11.Condemnation. Borrower has not received written notice from any Governmental Authority or quasi-governmental body or agency or from any Person or entity with respect to (and Borrower does not know of) any actual or threatened taking of the Land or any portion thereof, by the exercise of the right of condemnation or eminent domain.
12.Availability of Utilities. All utility services necessary and sufficient for the Land and each Facility, and the operation thereof for their intended purposes, are available at the boundaries of the Land, including, without limitation, rail, water, storm and sanitary sewer facilities, electric and telephone facilities, in case to the extent necessary for the normal operation of Borrower’s business.
13.Access. All roads, rail spurs and parking facilities necessary for the full utilization of each Facility for the normal operation of Borrower’s business have been completed or the necessary rights-of-way therefor have either been acquired by the appropriate Governmental Authority or have been dedicated to the public use and accepted by such Governmental Authority, and all necessary steps have been taken by Borrower and such Governmental Authority to assure the complete construction, installation and acceptance thereof.
14.Leases and Other Contracts. There are no outstanding (i) leases or (ii) material subleases, rental contracts, rental agreements, franchise contracts, management contracts, or other material contracts, licenses or permits, whether written or oral, affecting the Land or any Facility other than as disclosed in Schedule 3.14 attached hereto.
15.No Burdensome Provisions. Borrower is not a party to any agreement or instrument or subject to any charter or other corporate or legislative restriction or any judgment, order, writ, injunction, decree, award, rule or regulation which has a Material Adverse Effect.
16.Compliance with Other Instruments. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any bond, debenture, note or other evidence of Indebtedness of Borrower or contained in any instrument under or pursuant to which any of the foregoing has been issued or made and delivered except for those which could not reasonably be expected to have a Material Adverse Effect. The execution and delivery of this Agreement, the other Loan Documents and the Indemnity Agreement by Borrower, the consummation by Borrower of the transactions herein and therein contemplated, and compliance by Borrower with the terms, conditions and provisions hereof and thereof will not (a) materially violate any Legal Requirement to which Borrower is subject or by which any term thereof is bound, or (b) materially conflict with, result in a breach of, or constitute a default under any of the terms, conditions or provisions of the Organizational Documents of Borrower or of any agreement or instrument to which Borrower is a party or by which Borrower is bound, or (c) result in the creation or imposition of any Lien upon any of the properties or assets of Borrower (other than the Liens created by the Security Instruments).
17.Disclosure. Neither this Agreement (including the Exhibits and Schedules hereto), any other Loan Document nor the Indemnity Agreement, nor any certificate or other data furnished to Lender in writing by or on behalf of Borrower in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. To the best knowledge of Borrower, there is no fact which has or in the future could reasonably be expected to have a Material Adverse Effect, which has not been disclosed to Lender in writing.
18.ERISA. Borrower represents, warrants and covenants that it is acting on its own behalf and that as of the date hereof, it is not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, each hereinafter referred to individually and collectively as a “Plan,” and the assets of Borrower do not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA (“Plan Assets”). Borrower also represents, warrants and covenants that it will not be reconstituted as a Plan or as an entity whose assets constitute Plan Assets.
19.Regulation U; Use of Proceeds. The proceeds from the issuance of the Note will be used by Borrower to refinance existing Indebtedness to Lender under Loan Nos. 194305, 195054, 195910 and 196065 and for other business purposes. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U (12 C.F.R., Chapter II, Part 221) of the Board of Governors of the Federal Reserve System (herein called “margin stock”) or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might cause this transaction to be deemed a “purpose credit” within the meaning of Regulation U. Neither Borrower nor any agent acting on its behalf has taken or will take any action which might cause the transaction contemplated herein to violate Regulation U, Regulation T (12 C.F.R., Chapter II, Part 220) or Regulation X (12 C.F.R., Chapter II, Part 224) or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect.
20.Borrower’s Business. The sole business of Borrower on the Land is grain elevator and agricultural plant nutrient operations.
21.Tax Liability. Borrower has filed all tax returns which are required to be filed and has paid all taxes which have become due pursuant to such returns and all other taxes, assessments, fees and other governmental charges upon Borrower and upon its properties, assets, income and franchises which have become due and payable by Borrower except (i) those wherein the amount, applicability or validity are being contested by Borrower by appropriate proceedings in good faith and in respect of which adequate reserves have been established, and (ii) those for which the failure to file or pay could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
22.Governmental Action. No action of, or filing with, any Governmental Authority or other public body or authority is required to authorize, or is otherwise required in connection with, the execution, delivery and performance by Borrower of this Agreement, the other Loan Documents or the Indemnity Agreement (other than recordation of the Security Instruments in the real property recording records of Champaign County, Illinois; Jay County, Indiana; Arenac County, Michigan; Hillsdale County, Michigan; Saginaw County, Michigan; St. Joseph County, Michigan and Fulton County, Ohio, and the filing of financing statements with respect to the Collateral in the Office of the Secretary of State of the State of Ohio, all of which will have been duly recorded or filed on or prior to the Closing Date).
23.Offering of Note. Neither Borrower nor any agent acting on its behalf has, either directly or indirectly, sold or offered for sale or disposed of, or attempted or offered to dispose of, the Note or any part thereof, or any similar obligation of Borrower, to, or has solicited any offers to buy the Note or any part thereof from, or has otherwise approached or negotiated in respect thereof with, any Person or Persons other than Lender and no more than six other institutional investors; and Borrower agrees that neither it nor any agent acting on its behalf will sell or offer for sale or dispose of, or attempt or offer to dispose of the Note or any part thereof to, or solicit any offers to buy the Note or any part thereof from, or otherwise approach or negotiate in respect thereof with, any Person or Persons so as thereby to bring the issuance or delivery of the Note within the provisions of Section 5 of the Securities Act of 1933, as amended.

24.[Reserved].
25.Separate Property. Each Facility is taxed and billed separately from real property not subject to the Security Instruments.
26.No Relatives. To the actual knowledge of the Chief Financial Officer of Borrower, no director or officer of Borrower is an officer or director of Lender or is a relative of an officer or director of Lender within the following categories: a son, daughter or descendant of either; a stepson, stepdaughter, stepfather, stepmother; father, mother or ancestor of either, or a spouse. It is expressly understood that for the purpose of determining any of the foregoing relationships, a legally adopted child of a person is considered a child of such person by blood.
27.Foreign Investment. Borrower has complied with all filing and reporting requirements under the International Investment and Trade in Services Survey Act, the Agricultural Foreign Investment Disclosure Act of 1978, the Foreign Investments in Real Property Tax Act of 1980, and the amendments of such Acts and regulations promulgated pursuant to such Acts.
28.Office of Foreign Asset Control. Borrower represents that, and agrees to furnish Lender on request evidence confirming that, neither Borrower nor any stockholder or director of Borrower is, and no legal or beneficial interest in a stockholder or director of Borrower is or will be held, directly or indirectly, by a person or entity appearing on a US Treasury Office of Foreign Assets Control (“OFAC”) list, such that entering into transactions with such a person or entity would violate OFAC or any other law. At all times throughout the term of the Loan, Borrower and all of its respective Affiliates shall maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with all applicable orders, rules, and regulations of OFAC.
29.Brokerage Commissions. Any brokerage commissions or similar compensation due in connection with the transactions contemplated in this Agreement or the other Loan Documents (including the funding of the Loan) have been paid in full and any such commissions coming due in the future will promptly be paid by Borrower. Borrower agrees to and shall indemnify Lender from any liability, claims or losses (including reasonable attorneys’ fees) incurred by Lender and arising by reason of any claim for any such brokerage commission. This provision shall survive the repayment of the Loan and shall continue in full force and effect so long as the possibility of such liability, claims or losses exists.
30.Insurance. The insurance required to be maintained by the Security Instruments is in full force and effect and in types and amounts as required therein.
31.First Priority Liens. The Obligations of Borrower hereunder constitute priority first lien debt upon the Collateral, subject to the Permitted Encumbrances.
32.Insolvency. Neither Borrower, nor any Guarantor is insolvent (either through the inability to pay its debts as they become due or in that its liabilities exceed its assets) or will become insolvent as a result of the Loan or any of the various transactions entered into in connection herewith, and there has been (i) no assignment made for the benefit of the creditors of any of them, (ii) no appointment of a receiver of any of them or for the properties of any of them, or (iii) any bankruptcy, reorganization, or liquidation proceeding instituted by or against any of them.

SECTION 4.CONDITIONS PRECEDENT.

Lender’s obligations hereunder shall be subject to the conditions precedent that Lender has received on or before the Closing Date such assurances and evidence as Lender may require of the performance by Borrower of all its agreements to be performed hereunder, to the accuracy of its representations and warranties herein contained, and to the satisfaction, prior to the Closing Date or concurrently therewith, of the following further conditions (all of which Lender acknowledges have been satisfied as of the closing of the Loan):

(a)Legality. The Note shall qualify, on the Closing Date, as a legal investment for life insurance companies under the New York Insurance Law (without resort to any provision of such law, such as Section 1405(a) thereof, permitting limited investments by Lender without restriction as to the character of the particular investment) and such issuance shall not subject Lender to any penalty or other onerous condition under or pursuant to any applicable Legal Requirement; and Lender shall have received such certificates or other evidence as Lender may reasonably request to establish compliance with this condition.
(b)Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental thereto, shall be satisfactory in form and substance to Lender; and Lender shall have received copies of all documents which Lender may request in connection with said transactions and copies of the records of all corporate proceedings in connection therewith in form and substance satisfactory to Lender.
(c)Representations True; No Default. The representations and warranties of Borrower in this Agreement and in the other Loan Documents and the Indemnity Agreement shall be true on and as of the Closing Date and no Default or Event of Default shall have occurred and be continuing; and Lender shall have received a certificate, dated as of the Closing Date, of an authorized officer, manager or director of Borrower to each such effect.
(d)Loan Documents. Lender shall have received on the Closing Date fully executed original counterparts of each of the Loan Documents and the Indemnity Agreement.
(e)Environmental Audit Results. The results of any environmental audit of any Facility required in writing by Lender, and any Remedial Work required to be taken by Borrower as a result of such audit, are complete and reasonably satisfactory to Lender.
(f)Appraisals. Lender shall have received one or more appraisals of the Land from appraisers acceptable to Lender, which shall confirm the market value of the Collateral in amounts satisfactory to Lender, and shall be in a form satisfactory to Lender.
(g)UCC Search. Uniform Commercial Code searches made in the Office of the Ohio Secretary of State on Borrower and the Recorder’s Offices for Champaign County, Illinois; Jay County, Indiana; Arenac County, Michigan; Hillsdale County, Michigan; Saginaw County, Michigan; St. Joseph County, Michigan and Fulton County, Ohio on the Land shall show no filings relating to any Facility or Borrower other than those made hereunder and as otherwise approved by Lender.
(h)Survey. An ALTA as-built survey of each of the Facilities shall have been provided to Lender prior to the Closing Date performed in accordance with the ALTA/NSPS 2016 Minimum Standard Detail Requirements and including all Table A items required in Lender’s sole discretion or required by the title insurance company to provide the title coverage required by Lender. Borrower represents that no other more recent surveys are available and that the matters thereon are in fact as represented on the date of each of the surveys. Borrower further represents that there have been no material changes in the foregoing items since the date of each of the surveys.
(i)Title Requirements. Lender shall be furnished on the Closing Date with ALTA loan policies (2006) of title insurance with respect to the Security Instruments, issued to Lender by a title insurance company acceptable to Lender in an aggregate amount equal to the Loan Amount, dated as of the date of the disbursement of the Loan, insuring the Liens of the Security Instruments to be first and prior liens upon the Land and the Facilities therein described in Champaign County, Illinois; Jay County, Indiana; Arenac County, Michigan; Hillsdale County, Michigan; Saginaw County, Michigan; St. Joseph County, Michigan and Fulton County, Ohio, containing such endorsements and such co-insurance or re-insurance as Lender may request, and showing title to be subject to no matters other than those which have been approved, in writing, by Lender.

(j)Insurance. Lender shall be furnished with certificates of insurance in form and substance reasonably acceptable to Lender for all insurance required by Lender, including a certificate evidencing commercial general liability policies that name Lender as additional insured, as its interests may appear, and a certificate(s) evidencing one or more property policies that name Lender as mortgagee and loss payee.
(k)Opinion of Borrower Counsel. Lender shall have received on the Closing Date from counsel for Borrower one or more opinions as to such matters incident to the transactions contemplated by this Agreement in form and substance acceptable to Lender in its sole discretion.
(l)Authority. Lender shall have received Borrower’s Organizational Documents, certificates and consent of Borrower authenticating all Organizational Documents and confirming the power, capacity, good standing and authority of Borrower and any signatories on Borrower’s behalf.
(m)Additional Documents. Borrower shall have provided such other documents, instruments and agreements as are required by the term sheet between Borrower and Lender or as Lender shall otherwise request in connection with the Loan and this Agreement, including without limitation updates, revisions or supplements to previously delivered documents.

SECTION 5.	FINANCIAL STATEMENTS; COMPLIANCE CERTIFICATES; ADDITIONAL INFORMATION; AND INSPECTION.

1.Financial Reporting and Other Information. Except as otherwise expressly provided for in this Agreement, Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings and transactions of or in relation to the business and affairs of the Consolidated Financial Covenant Entities (other than, subject to the remainder hereof, the Excluded Subsidiaries), in accordance with GAAP, and Borrower shall cause to be furnished to Lender from time to time and in a form acceptable to Lender:
(a)As soon as practicable and in any event within ninety (90) days after the end of each fiscal year of Borrower, (i) copies of all SEC 10(K) filings of Borrower, together with a Compliance Certificate for such fiscal year (which SEC 10(K) filings, for the avoidance of doubt, shall include Borrower’s audited consolidated financials), and (ii) if at the end of such fiscal year, (x) any Excluded Subsidiary is a Material Subsidiary or (y) the Excluded Subsidiaries are, in the aggregate, Material Reporting Subsidiaries, audited consolidated statements of income, retained earnings and cash flow of certain of the Excluded Subsidiaries for such year (as required below), and a consolidated balance sheet of certain of the Excluded Subsidiaries for such year (as required below), all in reasonable detail and satisfactory in scope to Lender and audited in form, manner and scope substantially similar to Borrower’s audited consolidated financials generally. With respect to reporting for Excluded Subsidiaries, no audited financial statements shall be required for any Excluded Subsidiary that owns or contributes less than five percent (5%) of Consolidated EBITDA or gross assets for the Consolidated Financial Covenant Entities (each, an “Immaterial Reporting Subsidiary”), unless all such Immaterial Reporting Subsidiaries, taken together, own or contribute more than ten percent (10%) of Consolidated EBITDA or gross assets for the Consolidated Financial Covenant Entities. If such ten percent (10%) threshold is exceeded, then Borrower shall provide audited financials for such number of Immaterial Reporting Subsidiaries as is necessary so that Consolidated EBITDA or gross assets controlled or owned by unaudited Immaterial Reporting Subsidiaries is less than or equal to ten percent (10%) of Consolidated EBITDA or gross assets for the Consolidated Financial Covenant Entities. Lender shall be entitled to select which Immaterial Reporting Subsidiaries are subject to audit requirements if Borrower fails to do so. All such selections shall be made and reporting shall be provided no later than the date on which Borrower’s audited financials are required to be provided

(with all audited information being provided in form, manner and scope substantially similar to Borrower’s audited consolidated financials).
(b)As soon as practicable and in any event within forty-five (45) days after the end of each of the first three quarterly accounting periods in each fiscal year of Borrower: (i) (A) copies of all SEC 10(Q) filings of Borrower, and (B) a Compliance Certificate, accompanied by supporting information satisfactory in scope and detail to Lender; and (ii) if at the end of such fiscal quarter, (x) any Excluded Subsidiary is a Material Subsidiary or (y) the Excluded Subsidiaries are, in the aggregate, Material Reporting Subsidiaries (A) consolidated statements of income and retained earnings of the Excluded Subsidiaries for such quarterly period and for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Excluded Subsidiaries as of the end of such quarterly period, all in reasonable detail and certified as accurate by the chief financial officer or the vice president of finance and treasurer of Borrower, subject to changes resulting from normal year-end adjustments.
(c)Concurrently with the delivery of the Compliance Certificate referred to in Section 5.1(a) and (b) hereof, updated Schedules 1(a) and 1(b) to this Agreement (which may be attached to the Compliance Certificate) to the extent required to make the representation related to such Schedule true and correct as of the date of such Compliance Certificate; provided that Schedule 1(a) may only be amended with the prior written consent of Borrower and Lender; provided further that with the understanding that a Guarantor may only become an Excluded Subsidiary with the prior written consent of Borrower and Lender.
(d)As soon as available, but in any event within ninety (90) days after the beginning of each fiscal year of Borrower, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of Borrower for such fiscal year.
(e)Promptly upon the furnishing thereof to the stockholders of Borrower, copies of all financial statements, reports and proxy statements so furnished.
(f)Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Consolidated Financial Covenant Entities (other than Excluded Subsidiaries) file with the U.S. Securities and Exchange Commission.
(g)On or promptly after any time at which Borrower or any Subsidiary becomes subject to the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in form and substance acceptable to Lender.
(h)Promptly upon a responsible officer of Borrower becoming aware of the existence of a condition, event or act which constitutes a Default or an Event of Default or an event of default under any other evidence of Material Indebtedness of Borrower, including, without limitation, an event which, with notice or lapse of time or both, would constitute such an event of default, Borrower shall provide Lender with a written notice specifying the nature and period of existence thereof and what action Borrower is taking or proposes to take with respect thereto.
(i)Such other information (including non-financial information and environmental reports) as Lender may from time to time reasonably request, including information and documentation reasonably requested by Lender for purposes of compliance with the Beneficial Ownership Regulation and applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws.

Any financial statement required to be furnished pursuant to Section 5.1(a) or (b) hereof shall be deemed to have been furnished on the date on which Lender receives notice that Borrower has filed such financial statement with the U.S. Securities and Exchange Commission and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to Lender without charge; provided that Borrower shall give notice of any such filing to Lender. Notwithstanding the foregoing, Borrower shall deliver paper or electronic copies of any such financial statement to Lender if Lender requests Borrower to furnish such paper or electronic copies until written notice to cease delivering such paper or electronic copies is given by Lender.
If any information which is required to be furnished to Lender under this Section 5.1 is required by law or regulation to be filed by Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to Lender at such earlier date.
2.Inspection. Lender shall have the right at a reasonable time or at reasonable times, as applicable, (a) to visit and inspect (i) at Borrower’s expense, once per annum unless a Default or Event of Default shall have occurred and be continuing, and (ii) at Lender’s expense, at such other times as reasonably requested, each Facility or any of the other properties of Borrower (including any property not owned by Borrower but upon which any security for the Loan may be located), to examine its books of account and to discuss the affairs, finances and accounts of Borrower and Guarantors with their stockholders, members, officers, directors and managers and independent public accountants, and (b) to contact such third parties doing business with Borrower, and to engage in other auditing procedures as Lender deems reasonable to ensure the validity of Lender’s security interests or the accuracy of Borrower’s representations, warranties and certifications. In connection with such inspections, Lender and Lender’s engineers, contractors and other representatives shall have the right to perform such environmental audits and other environmental examinations of each Facility as Lender deems reasonably necessary or advisable from time to time without prior notice to Borrower, including, without limitation, in the manner described in the Security Instruments.

SECTION 6.AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that so long as the Obligations shall be outstanding:
1.To Pay Obligations. Borrower will punctually pay or cause to be paid the principal and interest (and prepayment premium, if any) as the same become due in respect of the Note according to the terms thereof and hereof (inclusive of any other permitted payments of which Borrower has notified Lender), together with all other Obligations.
2.Maintenance of Existence; Office. Borrower will maintain its existence and will maintain an office at 1947 Briarfield Boulevard, Maumee, Ohio 43537 (or such other place in the United States of America as Borrower may designate in writing to Lender). Borrower will not change its name or jurisdiction of organization without Lender’s prior written consent.
3.To Keep Books. Borrower and Guarantors will, keep proper books of record and account in accordance with GAAP, including without limitation, maintaining audited annual consolidated financial statements, operating statements for each Facility, and budgets and forecasts, and providing the same to Lender in accordance with Section 5.1 hereof.
4.Payment of Taxes; Legal Existence; Maintenance of Properties. Borrower and Guarantors shall:
(a)pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon them, their respective income or profits or their property before the same shall become in default, as well as all lawful claims and liabilities of any kind (including claims and liabilities for labor, materials and supplies) which, if unpaid, might by law become a Lien upon their respective property other than Permitted Encumbrances; provided, however, that Borrower shall not be required to pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and if Borrower shall have set aside on its books reserves in respect thereof (segregated to the extent required by GAAP) deemed adequate in the opinion of Borrower’s management, or (ii) a failure to pay any such tax, assessment, charge, levy, or claim could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;
(b)subject to Section 7.4(a) hereof, do all things necessary to preserve and keep in full force and effect their respective legal existence, rights (charter and statutory) and franchises as may be necessary in order to operate each Facility in the normal course of Borrower’s business; and
(c)maintain and keep all their respective properties used or useful in the conduct of their respective business in customarily good condition, repair and working order and supplied with all reasonably necessary equipment and make all necessary repairs, renewals, replacements, betterments and improvements thereof, all as may be necessary so that Borrower can conduct its normal business operations thereon at all times; provided, however, that nothing in this subsection (c) shall prevent Borrower from discontinuing the operation and maintenance of any of it properties, if such discontinuance is, in the judgment of Borrower desirable in the conduct of its business.
5.To Insure. Borrower shall maintain insurance in the amounts and as described in the Security Instruments.
6.Compliance with Law. Borrower shall comply at all times with all Legal Requirements and governmental standards affecting or relating or pertaining in any way to the Property and/or the use, operation and/or the maintenance thereof, and shall obtain and continuously maintain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership and operation of the Property or to the conduct of its business, and shall furnish to Lender, on request, proof of such compliance, except where such compliance would not, in aggregate, have a Material Adverse Effect. If Borrower receives a written notice or claim from any Governmental Authority that the Property, or any use, activity, operation or maintenance thereof or thereon, is not in compliance with any Legal Requirement, Borrower will promptly furnish a copy of such notice or claim to Lender. Borrower shall not use or permit the use of the Property, or any part thereof, for any illegal purpose.
7.Litigation. During the term of the Loan, Borrower shall promptly furnish Lender with written notice of any litigation affecting or relating to each Facility which, if determined adversely to Borrower, could reasonably be expected to have a Material Adverse Effect.
8.Modifications to Primary Credit Agreement. Notwithstanding anything herein to the contrary, any amendment, waiver or other modification of any affirmative or negative covenant in the Primary Credit Agreement will not automatically amend, waive or modify any similar affirmative or negative covenant in this Agreement, as applicable. Further, at the option of Lender, any interest coverage ratio and/or fixed charge coverage ratio financial covenant that may be added to the Primary Credit Agreement from time to time may also be added to this Agreement; provided that any such interest coverage ratio and/or fixed charge coverage ratio financial covenant added to this Agreement shall be substantially identical and materially equivalent to such interest coverage ratio and/or fixed charge coverage ratio financial covenant as in effect in the Primary Credit Agreement from time to time, including any amendments or modifications thereof.

SECTION 7.RESTRICTIVE COVENANTS.

Borrower covenants and agrees that so long as the Obligations shall be outstanding:
1.Adjusted Working Capital. Borrower shall maintain at all times Adjusted Working Capital of not less than Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00)
2.Recourse Long Term Debt to Capitalization Ratio. Borrower shall maintain at all times as of the end of each fiscal quarter a Recourse Long Term Debt to Capitalization Ratio of less than or equal to 0.70 to 1.00.
3.Restricted Payments. Borrower will not, directly or indirectly, make any Restricted Payments or incur any liability to make any Restricted Payments, or make advances or loans to any equity interest holder of Borrower, unless immediately after giving effect to such action, there shall not exist any Default or Event of Default. All dividends, distributions, purchases, redemptions, retirements, acquisitions and payments made pursuant to this Section in property other than cash shall be included at the fair market value thereof (as determined in good faith by Borrower) at the time of declaration of such dividend or at the time of making such dividend distribution, purchase, redemption, retirement, acquisition or payment.
4.Merger, Consolidation, Sale or Lease. Borrower will not consolidate with or merge into any Person, or permit any Person to merge into it, or sell, transfer or otherwise dispose of all or substantially all of its properties and assets, except (i) as permitted in connection with a Transfer approved or permitted under Section 7.6 hereof and (ii) in connection with a Permitted Acquisition.
5.Transactions with Affiliates. Borrower shall not engage in any transaction with an Affiliate on terms more favorable to the Affiliate than would have been obtainable in arm’s length dealing in the ordinary course of business with a Person not an Affiliate.
6.Change in Control; Encumbrances on and Transfers of Collateral.
(a)Borrower acknowledges that in agreeing to make the Loan, Lender has examined and relied on the creditworthiness and experience of Borrower and the experience, competence and reputation of its directors and officers with respect to the operation of each Facility and that Lender will continue to rely on Borrower’s ownership of the Collateral, and Borrower continuing to have directors, officers and employees of the same experience, competence and capacity as presently exists, as a means of maintaining the value of the Collateral as security for repayment of the Obligations. Borrower further acknowledges that Lender has a valid interest in maintaining the value of the Collateral to ensure that, should Borrower default in the repayment of the Obligations, Lender can recover the Obligations by a sale of the Collateral.
(b)Except for Permitted Encumbrances, Borrower will not create, incur, assume or permit any Lien on any of the Collateral or any interest therein.
(c)Borrower shall not, without the prior written consent of Lender, sell, convey, alienate, mortgage, encumber, pledge or otherwise transfer, whether voluntarily, involuntarily or by operation of law or otherwise (each of the foregoing, a “Transfer”) the Collateral or any part thereof or interest therein or possession thereof, or suffer or permit the Collateral or any part thereof or interest therein or possession thereof to be Transferred. Notwithstanding the foregoing, Borrower may sell or otherwise dispose of, free from the lien of the Security Instruments, furniture, furnishings, equipment tools, appliances, machinery, fixtures, or appurtenances subject to the lien of the Security Instruments, which have become worn out, undesirable, obsolete, disused or unnecessary for use in the operation of the Facilities, in an amount not to exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) at the time of such disposition for any single transaction.
(d)A Transfer within the meaning of this Section 7.6 shall be deemed to include, without limitation: (1) an installment sales agreement wherein Borrower agrees to sell the Collateral or any part thereof for a price to be paid in installments, (2) an agreement by Borrower leasing all or a substantial part of the Collateral, or a Transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any leases or rents related to the Collateral, and (3) any Change in Control, whether through one or more intermediaries and whether at one time or in a series of related transactions. Notwithstanding the foregoing, any new owner of any equity interest in Borrower that exceeds twenty-five percent (25%) must in any event be in compliance with OFAC and meet Lender’s obligations under the PATRIOT Act, the Beneficial Ownership Regulation and/or any other similar compliance obligations.
(e)Any Transfer of the Collateral made in contravention of this Section 7.6 shall constitute an Event of Default. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to establish the existence of an Event of Default in any violation of any of the terms and conditions of this Section 7.6. This provision shall apply to every Transfer in violation of this Section 7.6 whether or not Lender has consented to any previous Transfer of the Collateral.
(f)Lender’s consent to a Transfer of the Collateral or any other action described in this Section 7.6 shall not be deemed to be a waiver of Lender’s right to require such consent to any future occurrence of same.
(g)Borrower shall pay or reimburse Lender on demand for all reasonable expenses (including, without limitation, reasonable attorneys’ fees and disbursements, title search costs and title insurance endorsement premiums) incurred by Lender in connection with the review, approval and documentation of any such Transfer.
7.[Reserved].
8.Leases. Borrower will not enter into any lease or other agreement affecting any portion of any Facility without first obtaining Lender’s written consent thereto.

SECTION 8.DEFAULTS AND REMEDIES.

1.Events of Default; Acceleration. Any one or more of the following events (and whether such occurrence shall be voluntary or involuntary or be effected by any Legal Requirement) shall constitute an “Event of Default” hereunder:
(a)default in the payment of any interest upon the Note within five (5) days after such interest becomes due and payable; or
(b)default in the payment of principal of (or prepayment premium, if any, on) the Note when and as the same shall become due and payable, whether at maturity or at a date fixed for principal payment or prepayment, or by acceleration or otherwise; or
(c)default in the payment of any other obligations due under the Loan Documents or the Indemnity Agreement or under any document evidencing or securing any other loan made by Lender to Borrower or any Affiliate of Borrower within ten (10) days after the same becomes due, or the acceleration of debt under any of the foregoing regardless of whether such acceleration constitutes a default thereunder; or
(d)default in the performance or observance by Borrower or any Guarantor of (i) any covenant, agreement or condition contained in Section 7 hereof, or (ii) any other covenant, agreement or condition contained herein or in the Note, or any “Default” or “Event of Default” under any other Loan Document or the Indemnity Agreement (other than Events of Default specified in another subsection of this Section 8.1) which is not remedied within thirty (30) days after the earlier of (x) Borrower or any Guarantor, as applicable, becoming aware of any such breach and (y) Lender notifying Borrower of any such breach; or
(e)Borrower shall not pay when due, whether by acceleration or otherwise, after giving effect to any applicable notice or grace period specified therein, any evidence of Material Indebtedness of Borrower (other than the Note), or any condition or default shall exist under any such evidence of Material Indebtedness or under any agreement under which the same may have been issued permitting acceleration of such evidence of Indebtedness, which could reasonably be expected to have a Material Adverse Effect; or
(f)Borrower or any Guarantor shall file a petition seeking relief for itself under Title 11 of the United States Code, as now constituted or hereafter amended, or an answer consenting to, admitting the material allegations of or otherwise not controverting, or shall fail to timely controvert, a petition filed against Borrower or any Guarantor seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended; or Borrower or any Guarantor shall file such a petition or answer with respect to relief under the provisions of any other now existing or future bankruptcy, insolvency or other similar law of any Governmental Authority providing for the reorganization, winding‑up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors; or
(g)a court of competent jurisdiction shall enter an order for relief which is not stayed within sixty (60) days from the date of entry thereof against Borrower or any Guarantor under Title 11 of the United States Code; or there shall be entered an order, judgment or decree by operation of law or by a court having jurisdiction in the premises which is not stayed within sixty (60) days from the date of entry thereof adjudging Borrower or any Guarantor bankrupt or insolvent, or ordering relief against Borrower or any Guarantor, or approving as properly filed a petition seeking relief against Borrower or any Guarantor, under the provisions of any other now existing or future bankruptcy, insolvency or other similar law of any Governmental Authority providing for the reorganization, winding‑up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors, or appointing a receiver, liquidator, assignee, sequestrator, trustee, custodian or similar official of Borrower or any Guarantor or of any substantial part of its property, or ordering the reorganization, winding‑up or liquidation of its affairs; or any involuntary petition against Borrower seeking any of the relief specified in this clause which shall not be dismissed within sixty (60) days of its filing; or
(h)Borrower or any Guarantor shall make a general assignment for the benefit of its creditors; or Borrower or any Guarantor shall consent to the appointment of, or taking possession of all or any substantial part of its property by, a receiver, liquidator, assignee, sequestrator, trustee, custodian or similar official of Borrower or any Guarantor; or Borrower or any Guarantor shall have admitted to its insolvency or inability to pay, or shall have failed to pay, its debts generally as such debts become due; or Borrower or any Guarantor or its respective directors or majority equity interest holders shall take any action to dissolve or liquidate Borrower; or
(i)the rendering against Borrower of a final non‑appealable judgment, decree or order for the payment of money in excess of Fifty Million and 00/100 Dollars ($50,000,000.00) and the continuance of such judgment, decree or order unsatisfied and in effect for any period of sixty (60) consecutive days without a stay of execution; or
(j)Borrower shall, with respect to any employee benefit plan sponsored or maintained by Borrower, (1) engage in any non‑exempted “prohibited transaction,” as defined in Sections 406 and 408 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, which would reasonably be expected to have a Material Adverse Effect, (2) incur any “accumulated funding deficiency,” as defined in Section 302 of ERISA, in an amount in excess of Fifty Million and 00/100 Dollars ($50,000,000.00), whether or not waived, or (3) terminate or permit the termination of an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, in a manner which would reasonably be expected to result in the imposition of a Lien on any property of Borrower pursuant to Section 4068 of ERISA securing an amount in excess of Fifty Million and 00/100 Dollars ($50,000,000.00); or
(k)any representation or warranty made by Borrower or any Guarantor herein or in any other Loan Document or the Indemnity Agreement or in any certificate or instrument furnished in connection therewith shall prove to have been materially false or misleading as of the date made; or

(l)a material portion of any Facility is rezoned, either voluntarily or involuntarily in a way that has a Material Adverse Effect without Lender’s prior written consent; or
(m)[reserved]; or
(n)the dissolution of Borrower, whether by operation of law or otherwise; or
(o)Borrower shall suffer or permit any Facility, or any part thereof, to be used in such manner as might (1) impair Borrower’s title to any Facility, or any part thereof; or (2) create rights of adverse use or possession; or (3) constitute an implied dedication of any Facility, or any part thereof, except, in each case, to the extent any of the foregoing would constitute a Permitted Encumbrance; or
(p)(1) the Guaranty or the Indemnity Agreement for any reason shall cease to be in full force and effect other than in accordance with its terms or any Guarantor shall deny its liability under the Guaranty or the Indemnity Agreement, or (2) any security interest purported to be created by the Security Instruments or other Loan Documents shall cease to be, or shall be asserted by Borrower not to be a valid, perfected first priority security interest in the Collateral; or
(q)any Transfer of title (including, without limitation, a leasehold interest) or possession of all or any portion of the Collateral without the prior written consent of Lender, except as may be permitted by Section 7.6 hereof; or
(r)a default under any other borrowing agreement of Borrower or any Subsidiary (other than an Excluded Subsidiary) in respect of Material Indebtedness.
2.Acceleration of Obligations. Upon the occurrence of an Event of Default, at Lender’s election, the entire outstanding principal amount of the Note, together with accrued interest thereon at the Overdue Interest Rate and all other Obligations, shall immediately become due and payable without notice or demand. In the event that a tender of the foregoing sum is received at a time when a prepayment premium would otherwise apply or prepayment would be prohibited under the terms of the Note, such tender shall be deemed to be a voluntary prepayment under the Note, and in addition to principal and interest due as aforesaid, Borrower agrees to pay the prepayment premium, if any, specified in the Note.
3.Remedies upon Default. If an Event of Default shall occur and be continuing, Lender may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant contained in this Agreement or in any other Loan Document or the Indemnity Agreement or in aid of the exercise of any power granted in the Note or in this Agreement or in any other Loan Document or the Indemnity Agreement or may proceed to enforce the payment of the Note or to enforce any other legal or equitable right of Lender including, without limitation, taking of the following actions, concurrently or successively, without notice to Borrower:
(a)Declare the Obligations to be, and the Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding; and
(b)Enter upon and take possession of the Collateral and, to fulfill the obligations of Borrower hereunder, sell, manage, repair, and protect such Collateral. Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Lender its lawful attorney-in-fact with full power of substitution, (i) to pay, settle or compromise all existing bills and claims which may be liens or security interests against the Collateral or any fixtures or equipment thereon, or as may be necessary or desirable for the clearance of title or otherwise, and (ii) to use any funds of Borrower , including any Loan balance which might not have been disbursed; and
(c)Exercise any rights and remedies afforded under any of the other Loan Documents.

4.Remedies Not Waived. No course of dealing between Lender and Borrower or any delay or failure on the part of the holder in exercising any rights under the Security Instruments, the other Loan Documents, the Indemnity Agreement or hereunder shall operate as a waiver of any rights of such holder.
5.Remedies Cumulative. No remedy herein or in the other Loan Documents or the Indemnity Agreement is exclusive of any other remedy and each and every remedy shall be in addition to every other remedy given hereunder or under the other Loan Documents or the Indemnity Agreement or now or hereafter existing at law or in equity or by statute or otherwise.
6.Costs and Expenses. Borrower shall pay to Lender, to the extent permitted under applicable law, all reasonable out‑of‑pocket expenses (including reasonable attorney’s fees) incurred by such holder as shall be sufficient to cover the cost and expense of enforcing such holder’s rights under the Note and any other Loan Document or the collecting and foreclosing upon, or otherwise dealing with, the Collateral, or participating in any litigation or bankruptcy proceeding for the protection or enforcement of the holder’s collateral or claim against Borrower or otherwise incurred in connection with the occurrence of an Event of Default. Any amounts owed to Lender by Borrower under this Agreement or any other Loan Document or the Indemnity Agreement which are not paid when due shall thereafter bear interest at the Overdue Interest Rate (this Section shall not apply to amounts specifically due under the Note, which amounts shall be governed by the Note)

SECTION 9.MISCELLANEOUS.

1.[Reserved].
2.Assignment by Lender.
(a)Lender may assign, negotiate, pledge or otherwise hypothecate all or any portion of this Agreement or grant participations herein, or in any of its rights and security hereunder, including, without limitation, the Note and the Security Instruments. In the case of such assignment, Borrower will accord full recognition thereto and agree that all rights and remedies of Lender in connection with the interest so assigned shall be enforceable against Borrower by such assignee with the same force and effect and to the same extent as the same would have been enforceable by Lender but for such assignment. Borrower shall not assign or attempt to assign any of its rights under this Agreement, either voluntarily or by operation of law and any attempted assignment shall be null and void.
(b)Lender shall maintain a register for the recordation of the names and addresses of Lender and any other Persons owning an interest in any of its rights and security hereunder, including the principal amounts of (and stated interest on) the Loans owing to Lender and any such other Persons pursuant to the terms hereof from time to time, and, in order for such assignment, negotiation, pledge, hypothecation, participation or other transfer to become effective, shall amend such register to reflect any assignment, negotiation, pledge, hypothecation, participation or other transfer otherwise properly affected pursuant to this Section 9.2. If Lender assigns, negotiates, pledges, hypothecates, grants a participation in or otherwise transfers all or any part of, or any interest in, Lender's obligations, rights and benefits under this Agreement to any Person, such Person shall deliver to Borrower, on or prior to the date it acquires an interest in this Agreement, and at the time or times reasonably requested by Borrower and at the time or times prescribed by applicable law, such properly completed and executed documentation reasonably requested by Borrower or prescribed by applicable law as will permit payments under any Loan Document to be made without withholding of taxes. For the avoidance of doubt, nothing in this Section 9.2(b) shall restrict any of Lender’s rights under Section 9.2(a) to assign, negotiate, pledge or otherwise hypothecate all or any portion of this Agreement or grant participations herein, or in any of its rights and security hereunder, including, without limitation, the Note and the Security Instruments.
3.Time is of the Essence. Time is of the essence of this Agreement.
4.No Waiver. No waiver of any term, provision, condition, covenant, or agreement herein contained shall be effective unless set forth in a writing signed by Lender, and any such waiver shall not establish a course of dealing and shall be effective only to the extent set forth in such writing. No failure by Lender to exercise, or delay by Lender in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. No notice or demand on Borrower shall, in itself, entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand.
5.No Joint Venture. Nothing herein, or in any other Loan Document or the Indemnity Agreement, and no action or inaction whatsoever on the part of Lender, shall be deemed to make Lender a partner or joint venturer with Borrower.
6.Entire Agreement; Modification. This Agreement and the attached Exhibits and Schedules hereto and the other documents referred to herein constitute the entire agreement between the parties hereto and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto.
7.Severability; Consistency. If any provision of this Agreement or the application thereof to any person or situation shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law. The Loan Documents are intended to be consistent with each other and should be interpreted to such effect.
8.Agreement Not to Benefit Third Parties. This Agreement is made for the sole benefit of Borrower and Lender, and no other person shall be deemed to be a third party beneficiary hereunder.
9.No Documents to be Recorded. Borrower covenants that it will not cause or permit any document or instrument to be placed of record with respect to the Land or any Facility without Lender’s prior written consent.
10.Loss, Theft, Destruction or Mutilation of Note. Upon receipt of evidence satisfactory to Borrower of the loss, theft, destruction or mutilation of the Note, and upon receipt of a bond of indemnity reasonably satisfactory to Borrower or upon surrender and cancellation of the Note, Borrower will make and deliver a new Note of like tenor and unpaid principal amount and dated the date of, or, if later, the date to which interest has been paid on, the lost, stolen, destroyed or mutilated Note. In the case of a holder of the Note which is an institutional investor, its own unsecured agreement of indemnity shall be deemed satisfactory to Borrower.
11.Expenses. Borrower shall pay all reasonable costs of preparation, closing and administering the Loan and all of Lender’s reasonable expenses with respect thereto, including but not limited to, legal fees, disbursements and travel expenses of Lender (including legal fees and expenses incurred by Lender subsequent to the closing of the Loan in connection with the administration, collection or transfer of the Loan and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions are consummated)); all recording fees and charges; title insurance premiums and costs, escrow and funding charges; surveys; appraisals; intangible taxes; environmental assessments; expenses of foreclosure (including trustee’s and attorney’s fees); and similar items. Borrower’s obligations under this Section shall survive the payment or prepayment of the Note.
12.Indemnification. Borrower hereby covenants and agrees unconditionally and absolutely to indemnify, defend and save harmless Lender, its officers, directors, stockholders, employees, agents and attorneys against all damages, losses, liabilities, obligation, claims, litigation, demands or defenses, judgments, suits, proceedings, fines, penalties, costs, disbursements and expenses of any kind or nature whatsoever (including without limitation attorneys’ fees reasonably incurred), which may at any time be imposed upon, incurred by or asserted or awarded against Lender and arising from (a) the relationship between Lender and Borrower being construed or alleged as anything other than that of secured lender and borrower, (b) any failure of Borrower to comply with and perform its Obligations hereunder and under the other Loan

Documents and the Indemnity Agreement, or (c) any representation of Borrower herein or in the other Loan Documents or the Indemnity Agreement being false or misleading in any material respect when made, except that this indemnity shall not be applicable to the extent that any damages, losses, liabilities or other matters or amounts are attributable to actions or omissions by any indemnified person constituting gross negligence or willful misconduct. This indemnity shall survive any foreclosure of the Security Instruments, the taking of a deed in lieu thereof, or any other discharge of the obligations of Borrower hereunder or under the other Loan Documents or the Indemnity Agreement, even if the Obligations is satisfied in full. Borrower agrees that the indemnification granted herein may be enforced by Lender without resorting to or exhausting any other security or collateral or without first having recourse to the Note or the Collateral through foreclosure proceedings or otherwise; provided, however, that nothing herein contained shall (i) prevent Lender from suing on the Note or foreclosing the Security Instruments or from exercising any other rights under the Loan Documents or the Indemnity Agreement, or (ii) alter or change any provision of the Indemnity Agreement, which shall constitute Lender’s sole recourse for matters relating to Environmental Law. The obligations of Borrower under this Section shall survive the payment or prepayment of the Note. This Section shall not apply with respect to taxes other than any taxes that represent losses, claims, or damages arising from any non-tax claim.
13.Stamp Taxes, Recording Fees, etc. Borrower will pay, and save Lender and any subsequent holder of the Note harmless against, any and all liability (including any interest or penalty for non‑payment or delay in payment) with respect to stamp and other similar taxes (other than any such stamp or other similar taxes incurred upon a transfer of the Note by Lender), if any, and all recording and filing fees which may be payable or determined to be payable in connection with the transactions contemplated by this Agreement and the Security Instruments, including, without limitation, the issuance and delivery of the Note, the execution, delivery, filing and recording of the Security Instruments and financing statements related thereto, or any modification, amendment or alteration thereof. The obligations of Borrower under this Section shall survive the payment or prepayment of the Note.
14.IRS Form W-9. Lender will deliver to Borrower on or prior to the Closing Date (and from time to time thereafter upon reasonable request of Borrower) a properly completed and executed IRS Form W-9 certifying that Lender is exempt from U.S. federal backup withholding tax.
15.Successors and Assigns. All covenants, agreements, representations and warranties made herein, in the other Loan Documents and the Indemnity Agreement or in certificates delivered in connection herewith by or on behalf of Borrower shall survive the issuance and delivery of the Note to Lender, the making of the Loan by Lender, and shall bind the successors and assigns of Borrower, whether so expressed or not, and all such covenants, agreements, representations and warranties shall inure to the benefit of Lender’s successors and assigns, including any subsequent holder of the Note.
16.Notices. All notices, demands and requests given or required to be given by, pursuant to, or relating to, this Agreement shall be in writing. All notices hereunder shall be deemed to have been duly given if mailed by United States registered or certified mail, with return receipt requested, postage prepaid, or by United States Express Mail or other comparable overnight courier service to the parties at the addresses set forth below (or at such other addresses as shall be given in writing by any party to the others) and shall be deemed complete upon receipt or refusal to accept delivery as indicated in the return receipt or in the receipt of such United States Express Mail or courier service. Borrower hereby requests that notices to
Borrower be mailed to its address set forth below:

Borrower’s address:    The Andersons, Inc.
1947 Briarfield Boulevard
Maumee, OH 43537
Attn:    Russell Mitchell, Assistant Treasurer
Brian K. Walz, Vice President and Treasurer

With a copy to:    Jones Day
77 W. Wacker Drive, Suite 3500
Chicago, IL 60601
Attn: Robert J. Graves
Lender’s address:    MetLife Real Estate Lending LLC
c/o MetLife Investment Management, LLC
Agricultural Investments
10801 Mastin Blvd., Suite 700
Overland Park, KS 66210
Attn: Director, Agribusiness Finance Group

With a copy to:    Bingham Greenebaum Doll LLP
2700 Market Tower
10 West Market Street
Indianapolis, IN 46204
Attn: Keith A. Bice

17.Governing Law; Waiver of Jury Trial. This Agreement shall be construed in accordance with and governed by laws of the State of Ohio, without regard to principles of conflicts of law. BORROWER AND LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) BETWEEN BORROWER AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY RELATIONSHIP BETWEEN LENDER AND BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS.
18.Headings, Construction. The headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute part of this Agreement. In this Agreement, whenever the context so requires, the masculine gender includes the feminine and/or neuter and vice versa, and the singular number includes the plural and vice versa.
19.Counterparts; Optically Imaged Reproductions. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Lender may make an optically imaged reproduction of any or all Loan Documents and, at its election, destroy the original or originals. Borrower consents to the destruction of the original or originals and agrees that a copy of the optically imaged reproduction of any Loan Document will be the equivalent of and for all purposes constitute an “original” document. For purposes of this Section, “for all purposes” includes the use of optically imaged reproduction (a) to prove the content of the original document at trial, mediation, arbitration or administrative hearing, (b) for any business purpose, (c) for internal or external audits and/or examination by or on behalf of Governmental Authorities, (d) in canceling or transferring any document, and (e) in conjunction with any other transaction evidenced by the original document.
20.FINAL CREDIT AGREEMENT. THIS WRITTEN AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE INDEMNITY AGREEMENT ARE THE FINAL EXPRESSION OF THE CREDIT AGREEMENT BETWEEN BORROWER AND LENDER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS ORAL AGREEMENT BETWEEN BORROWER AND LENDER. BORROWER AND LENDER HEREBY AFFIRM THAT THERE IS NO UNWRITTEN ORAL CREDIT AGREEMENT BETWEEN BORROWER AND LENDER

WITH RESPECT TO THE SUBJECT MATTER OF THIS WRITTEN AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE INDEMNITY AGREEMENT.

IN WITNESS WHEREOF, Borrower has caused this Loan Agreement to be executed by its duly authorized representative as of the day and year first written above.
BORROWER:
THE ANDERSONS, INC.,
an Ohio corporation

By:
Brian K. Walz
Vice President and Treasurer

The foregoing Loan Agreement is hereby
accepted as of the date first above written.

LENDER:
METLIFE REAL ESTATE LENDING LLC,
a Delaware limited liability company

By:    MetLife Investment Management, LLC,
a Delaware limited liability company, its investment manager

By:
Printed Name:
Its: Authorized Signatory and Director

SCHEDULE 1(a)

EXCLUDED SUBSIDIARIES

[This schedule has been omitted from the Loan Agreement]

SCHEDULE 1(b)

MATERIAL AND MATERIAL REPORTING SUBSIDIARIES

[This schedule has been omitted from the Loan Agreement]

SCHEDULE 3.3

LIENS SECURING INDEBTEDNESS

1.	Secured Party: The Bank of New York Mello Trust Company, N.A.
File Number: 188277030
Initial Filing Date: August 13, 2015
Lapse Date: August 13, 2020
Collateral: Personal property located at or used in connection with certain real estate located in Lucas County, Ohio (public finance transaction)

2.	Secured Party: The Huntington National Bank
File Number: 188279276
Initial Filing Date: August 13, 2015
Lapse Date: August 13, 2020
Collateral: Personal property located at or used in connection with certain real estate located in Lucas County, Ohio (public finance transaction)

3.	Secured Party: Director, Ohio Development Services Agency
File Number: 188283447
Initial Filing Date: August 13, 2015
Lapse Date: August 13, 2020
Collateral: Personal property located at or used in connection with certain real estate located in Lucas County, Ohio (public finance transaction)

SCHEDULE 3.4

BORROWER ORGANIZATIONAL CHART

[This schedule has been omitted from the Loan Agreement]

SCHEDULE 3.8

LITIGATION

None.

SCHEDULE 3.14

LEASES AND OTHER CONTRACTS

None.